For Immediate Release

Contact:	Alex Lombardo (Investors) Treasurer (703) 573-9317	Erin Ruppenthal (Media) Director of Public Relations (608) 661-4775

Great Wolf Resorts Reports 2005 Fourth-Quarter and Full Year Results

MADISON, Wis., February 22, 2006— Great Wolf Resorts, Inc. (NASDAQ: WOLF):

Fourth Quarter Highlights:

•	Reported Adjusted EBITDA of $3.7 million, total revenues of $27.4 million and Adjusted net loss per share of $(.08).

•	Entered into a joint-venture agreement with CNL Income Properties that purchased the Great Wolf Lodge resorts in Wisconsin Dells, Wis. and Sandusky, Ohio.

•	Opened the 401-suite Great Wolf Lodge resort in the Pocono Mountains, Pa.

•	Conducted pre-opening hard hat tour for Great Wolf Lodge resort under construction in Niagara Falls, Ontario, Canada.

Great Wolf Resorts, Inc., the nation’s largest owner, operator and developer of drive-to family resorts featuring indoor waterparks and other family-oriented entertainment activities, today reported results for the fourth quarter and full year ended December 31, 2005.

For the fourth quarter, the company had a net loss of $(38.0) million and net loss per diluted share of $(1.26). The net loss for the quarter included the impact of the write-off of $43.2 million of goodwill in connection with the sale of 70% interests of the company’s Wisconsin Dells and Sandusky Great Wolf Lodge resorts to the CNL joint venture. This one-time, non-cash charge resulted in a GAAP net loss for the period, which also included the effect of income tax expense due to the non-deductibility of the goodwill charge for income tax purposes. Excluding the goodwill adjustments, the CNL transaction valued the joint-venture assets at $114.5 million, which was $25.9 million in excess of the historical cost carrying value of the properties’ fixed assets.

“We had a strong fourth quarter and achieved adjusted EBITDA and adjusted earnings per share within our earnings guidance,” said John Emery, chief executive officer. “The quarter was highlighted by the opening of our second resort in 2005, which is located in the Pocono Mountains near New York and Philadelphia. Our booking pace in 2006 is strong, particularly in the Eastern markets, creating a positive outlook for 2006. Importantly, our recently-opened properties in Poconos and Williamsburg both appear to be on track to achieve mid-teen or better unlevered returns, calculated as property EBITDA divided by historical gross cost of property and equipment.”

Operating Results

“Our new Poconos resort is off to a great start,” Emery noted. “The 2006 booking trends continue to exceed our expectations and year-to-date lead all of our properties. In fact, with over 50,000 room nights reserved to date, booking patterns at our Poconos resort are two to three times higher at this stage of the ramp-up phase than any property opened in recent years. We continue to look for ways to respond to our customers’ needs; as an example, we are adding a full-service Starbucks Retail Coffee Store in the resort’s lobby area, which will open shortly, a first for any of our properties.

“Our Kansas City resort also performed very well, showing continued strength after its ramp-up period,” he commented. “Our Williamsburg resort also continues to ramp-up well. We soon will break ground on an $18 million expansion of the resort that will add 100 suites, a substantial waterpark addition and 5,000 square feet of new meeting space. Our Wisconsin Dells property also has performed satisfactorily in a very competitive market. The current booking pace for the property is 20 percent ahead of 2005, and we have a highly anticipated opening of our 38,000-square-foot waterpark expansion in the first quarter of 2006.

“Our Michigan and Ohio properties continue to be affected by the regional economic issues in the Midwest,” Emery said. “Over the near term, we expect that these properties will operate below historical levels of rate and occupancy. However, over the long-term, we believe these properties will rebound to much stronger operating levels. We believe we have a good grasp of the current market conditions and are monitoring any changes in trends very closely. We have factored into our estimates the effect of the regional economic issues in setting our 2006 guidance.”

“We also have further sharpened our focus on the Blue Harbor Resort in Sheboygan, Wis. We intend to increase our emphasis on group business to build mid-week revenues, and recently hired a new general manager who has significant experience in that market segment. Although the ramp-up for this property will continue slowly, we feel optimistic about its longer-term prospects,” Emery said.

“For our portfolio of all properties, ADR, RevPAR, Total RevPOR and Total RevPAR increased year-over-year in the fourth quarter,” said Emery. “On a same store basis year-over-

year for the fourth quarter, ADR and Total RevPOR increased while occupancy, RevPAR, and Total RevPAR decreased, predominantly due to the markets in northern Ohio and Michigan.

Operating statistics for the company’s portfolio of resorts for the 2005 fourth quarter were as follows:

	All Properties	All Properties Same Store Comparison (a)
	Q4	Q4	Q4
	2005	2005	2004	Increase (Decrease)
					Same
				All Properties	Store Properties
Occupancy	50.2%	47.4%	53.3%	(3.1)%	(5.9)%
ADR	$223.70	$195.87	$195.56	$28.14	$0.31
RevPAR	$112.25	$92.81	$104.30	$7.95	$(11.49)
Total RevPOR	$348.92	$305.25	$296.84	$52.08	$8.41
Total RevPAR	$175.09	$144.63	$158.32	$16.77	$(13.69)

(a)	Same store comparison includes only properties that were open for the full periods in both 2004 and 2005.

CNL Joint Venture Update

During the 2005 fourth quarter, Great Wolf Resorts sold into the CNL joint venture the 309-suite Great Wolf Lodge — Wisconsin Dells, Wis., and the 271-suite Great Wolf Lodge — Sandusky, Ohio. Great Wolf Resorts owns 30 percent of the joint venture and retained 25-year licensing and management contracts on the properties.

The transaction occurred in several phases. Once the final phase is complete in the first quarter of 2006, the company will have received approximately $98 million in cash from the transaction.

“From time to time, we intend to monetize the value of our more mature assets, and use the proceeds to fund new development and for other corporate purposes,” Emery said. “This strategy efficiently recycles our investment capital to our future development program and allows us to retain a substantial ownership stake and establish a more stable income stream of licensing and management fees.”

Development Update

Great Wolf Resorts opened two resorts and expanded another during 2005. The new resorts include the 401-suite Pocono Mountains Great Wolf Lodge, opened in late October; the 301-suite Williamsburg, Va., Great Wolf Lodge, opened in March; and a 77-condominium addition at the Wisconsin Dells this past summer.

The company also is wrapping up a $14.5 million waterpark expansion to the Wisconsin Dells property, which now is owned by the CNL joint venture. The waterpark will nearly double in size to 80,000 square feet, including many new rides and waterpark amenities. “We expect to open the expansion next month,” Emery said. “Combined with our high service standards and guest satisfaction, we believe the property will be in its strongest competitive position since significant new competition entered the market several years ago.

“In addition, two Great Wolf Lodge resorts are scheduled to open in 2006,” he said. The first opening will be a 406-suite property with a 94,000-square-foot indoor entertainment area in Niagara Falls, Ontario, Canada, which is being built and will be owned by an affiliate of Ripley Entertainment, Inc. The property will be licensed and operated by Great Wolf Resorts, and is expected to open in April 2006.

The second opening is projected for late 2006. The resort is being built by the company’s joint venture project with Paramount Parks, Inc. The 401-suite resort with a 92,000-square-foot entertainment area and 40,000-square-foot conference center will be adjacent to Paramount’s Kings Island, one of the nation’s top seasonal theme parks, in Mason, Ohio, a suburb of Cincinnati. Great Wolf Resorts will operate the resort and will maintain an 84 % equity position in the joint venture.

The company expects to break ground in 2006 on two previously announced resorts, both of which are expected to open in 2007, as well as the expansion at the Williamsburg resort. Those two resorts are:

•	A Great Wolf Lodge resort in Grapevine, Texas. The resort will include 400 suites and an 80,000-square-foot indoor entertainment area. The site is centrally located just north of Dallas and Fort Worth and adjacent to the DFW Airport, directly across from the Gaylord Texan Resort and Convention Center.

•	A 317-suite Great Wolf Lodge resort in Chehalis, Washington to be built by a joint venture between Great Wolf Resorts and The Confederated Tribes of the Chehalis Reservation. This resort will include a 65,000-square-foot entertainment area with a 30,000-square-foot conference center. Great Wolf Resorts will operate and license the resort.

“With the opening of these developments, we will have more than doubled the size of our operating resort portfolio in about three years,” Emery said. “With the cash we recently received from the sale of two resorts to the joint venture with CNL and our strong operating cash flow, we are well-positioned to stay on track to begin at least two new projects a year, as well as selectively add condominiums and/or additional rooms and expanded facilities at existing resorts,” he commented.
Strong Capital Structure

“We have a very solid capital structure, with sufficient cash available to fund equity in our new development activities,” said James A. Calder, chief financial officer. “More than 80 percent of our long-term debt is fixed, and our average debt maturity is approximately 14 years. Both of our new resorts are unencumbered by mortgage debt.”

Key Financial Data

As of December 31, 2005, Great Wolf Resorts had:

•	Total cash, cash equivalents, and restricted cash of $58.1 million

•	Total secured debt of $104.4 million

•	Total unsecured debt of $51.5 million

•	Weighted average cost of total debt of 7.6 percent

•	Weighted average debt maturity of 14 years

•	Total construction in progress for resorts currently under construction but not yet opened of approximately $46.4 million.

Outlook and Guidance

The company provides the following outlook and earnings guidance for the first quarter and full year 2006 (amounts in thousands, except per share data):

	1Q 2006		Full year 2006
	Low	High	Low	High
Net income (loss)	$(1,950)	$(750)	$(7,320)	$(3,120)

Net income (loss) per diluted share	$(0.06)	$(0.02)	$(0.24)	$(0.10)

Adjusted EBITDA (a)	$6,000	$8,000	$30,000	$37,000

Adjusted net income (loss) (a)	$(1,230)	$0	$(2,940)	$1,260

Adjusted net income (loss) per diluted share	$ (0.04)	$ 0.00	$ (0.10)	$ 0.04

(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see the tables accompanying this press release.

The net income (loss) and adjusted net income (loss) amounts above include approximately $2.8 million of additional depreciation expense, with an impact of approximately six cents per share, resulting from the company’s restatement of fixed asset balances of the Williamsburg and Poconos resorts in the fourth quarter of 2005.

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and Adjusted net income are provided in the tables of this press release.

Great Wolf Resorts will hold a conference call to discuss its fourth-quarter and full year 2005 results today, February 22, at 10 a.m. Eastern time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Great Wolf Resorts’ Web site, www.greatwolf.com, or www.streetevents.com, or may call (800) 240-2134, reference number 11052858. A recording of the call will be available by telephone until midnight on Wednesday, March 1 by dialing (800) 405-2236, reference number 11052858. A replay of the conference call will be posted on Great Wolf Resorts’ Web site through March 22, 2006.

Great Wolf Resorts is the nation’s leader in indoor waterpark destination resorts and owns and operates family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. The company is a fully integrated resort company and owns and/or manages Great Wolf Lodge resorts in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan; Williamsburg, Va.; the Pocono Mountains, Pa.; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Resorts also has projects currently under construction or in pre-development in: Niagara Falls, Ontario; Mason, Ohio; Chehalis, Washington; and Grapevine, Texas.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 — 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted

EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.

Great Wolf Resorts defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation, (e) costs associated with early extinguishment of debt, (f) opening costs of resorts under development, (g) equity in earnings (loss) of affiliates, (h) loss on sale of assets, and (i) minority interests. The company defines adjusted net income as net income without the effects of (a) non-cash employee compensation, (b) costs associated with early extinguishment of debt, (c) opening costs of resorts under development, (d) loss on sale of assets, and (e) the effect of non-normalized income tax expense.

Adjusted EBITDA and Adjusted net income as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP.

Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance. Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Similarly, management believes adjusted net income is a useful performance measure because certain items included in the calculation of net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and Adjusted net income because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing financial performance.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws.  All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict.  Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, the company’s ability to attract a significant number of guests from its target markets, the company’s ability to develop new resorts or further develop existing resorts on a timely or cost efficient basis, the company’s ability to manage growth, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, resolution of recently filed securities class action litigation against us and other defendants, and the company’s ability to protect its intellectual property and the value of its brands.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

TABLES

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended December	Twelve Months Ended
	31, 2005	December 31,
	—	2005

Revenues:
Rooms	$15,648	$73,207
Food and beverage	4,409	18,897
Other resort operations	4,209	17,949
Sales of condominiums	—	25,862
Management and other fees	585	976

	24,851	136,891
Other revenue from managed properties	2,524	2,524

Total revenues	27,375	139,415
Operating expenses:
Resort departmental expenses	10,225	42,351
Selling, general and administrative	7,156	26,894
Property operating costs	3,780	14,963
Debt extinguishment costs	854	2,969
Opening costs for resorts under development	4,221	9,835
Loss on sale of property	26,161	26,161
Depreciation and amortization	5,873	23,279
Cost of sales of condominiums	—	16,780

	58,270	163,232
Other expenses from managed properties	2,524	2,524

Total operating expenses	60,794	165,756
Operating loss	(33,419)	(26,341)
Interest income	(656)	(1,623)
Interest expense	1,984	6,728

Loss before minority interests, equity in unconsolidated affiliates and income taxes	(34,747)	(31,446)
Minority interest expense, net of tax	(2)	(4)
Equity in unconsolidated affiliates, net of tax	170	170
Income tax expense	3,133	4,463

Net loss	$(38,048)	$(36,075)

Net loss per share:
Basic	$(1.26)	$(1.20)
Diluted	$(1.26)	$(1.20)
Weighted average common shares outstanding:
Basic	30,138	30,134
Diluted	30,138	30,134

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)
	Three Months Ended December 31, 2005
Net loss	$(38,048)	$(36,075)
Adjustments:
Interest expense, net	1,328	5,105
Income tax expense	3,133	4,463
Depreciation and amortization	5,873	23,279
Non-cash employee compensation	(1)	(1,554)
Debt extinguishment costs	854	2,969
Minority interest expense, net of tax	(2)	(4)
Equity in unconsolidated affiliates, net of tax	170	170
Loss on sale of assets	26,161	26,161
Opening costs for resorts under development	4,221	9,835

Adjusted EBITDA (1)	$3,689	$34,349

Net loss	$(38,048)	$(36,075)
Adjustments to net loss:
Non-cash employee compensation	(1)	(1,554)
Debt extinguishment costs	854	2,969
Pre-opening costs for resorts under development	4,221	9,835
Loss on sale of assets	26,161	26,161
Income tax rate adjustment (2)	4,538	2,077

Adjusted net income (loss) (1)	$(2,275)	$3,413

Adjusted net income (loss) per share:
Basic	$(0.08)	$0.11
Diluted	$(0.08)	$0.11
Weighted average shares outstanding:
Basic	30,138	30,134
Diluted	30,138	30,135

Great Wolf Resorts, Inc.
Operating Statistics
	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
All Properties
Occupancy	50.2%	53.3%	60.6%	65.3%
ADR	$223.70	$195.56	$213.78	$208.48
RevPAR	$112.25	$104.30	$129.57	$136.04
Total RevPOR	$348.92	$296.84	$322.41	$304.94
Total RevPAR	$175.09	$158.32	$195.40	$198.97
All — Same Store (3)
Occupancy	47.4%	53.3%	62.1%	65.9%
ADR	$195.87	$195.56	$208.77	$209.99
RevPAR	$92.81	$104.30	$129.71	$138.39
Total RevPOR	$305.25	$296.84	$302.41	$299.89
Total RevPAR	$144.63	$158.32	$187.89	$197.64
The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (4)
(in thousands, except per share amounts)
		Three Months Ending March 31,	Year Ending December 31, 2006
		2006
Net income (loss)		$(1,350)	$(5,220)
Adjustments:
	Interest expense, net	1,400	6,900
	Income tax expense (benefit)	(900)	(3,480)
	Depreciation and amortization	6,600	27,700
	Employee stock option expense	700	2,800
	Debt extinguishment costs	—	—
	Minority interest expense	—	(1,100)
	Equity in unconsolidated affiliates	50	1,400
	Opening costs of resorts under development	500	4,500
Adjusted EBITDA (1)		$7,000	$33,500
Net income (loss)		$(1,350)	$(5,220)
Adjustments to net income (loss), net of income taxes:
	Non-cash employee compensation	420	1,680
	Debt extinguishment costs	—	—
	Opening costs of resorts under development	300	2,700
Adjusted net income (loss) (1)		$(630)	$(840)
Net income (loss) per share:
	Basic	$(0.04)	$(0.17)
	Diluted	$(0.04)	$(0.17)
Adjusted net income (loss) per share:
	Basic	$(0.02)	$(0.03)
	Diluted	$(0.02)	$(0.03)
Weighted average shares outstanding:
	Basic	30,300	30,300
	Diluted	30,300	30,300
(1)	See discussions of Adjusted EBITDA and Adjusted net income located in the “Non-GAAPFinancial Measures” section of this press
	release.
(2)	This amount represents an adjustment to recorded income tax expense to bring the overall effective tax rate to an estimated
	normalized rate of 40%. This effective tax rate differs from the effective tax rates in the company’s historical statements of
	operations.
(3)	Same store comparison includes properties that were open for the full periods in both 2004 and 2005
(4)	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA and Adjusted net income.